Exhibit 99.1

News Release
Contacts Investors Peter Fromen 650.638.5828 peter.fromen@appliedbiosystems.com	Media Ana Kapor 650.638.6227 ana.kapor@appliedbiosystems.com	an Applera Corporation Business 850 Lincoln Centre Drive Foster City, CA 94404-1128 U.S.A. T (650) 570-6667 F (650) 572-2743 www.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS TO ACQUIRE THE RESEARCH PRODUCTS DIVISION OF
AMBION, INC., A PREMIUM PROVIDER OF INNOVATIVE RNA-BASED CONSUMABLES

FOSTER CITY, CA and AUSTIN, TX – December 27, 2005 – Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, and Ambion, Inc. today announced they have signed a definitive agreement whereby Applied Biosystems will acquire the Research Products Division of Ambion, a premium supplier of RNA-based reagents for life science research and drug development, for approximately $273 million in cash. The transaction is subject to regulatory and other customary closing conditions and is expected to close in the first calendar quarter of 2006.

Ambion’s sample prep, RNAi, micro RNA, and gene expression and array products provide Applied Biosystems entry into an estimated $500 million market that is currently growing faster than 10 percent annually. Ambion’s calendar 2005 revenues are estimated to exceed $52 million, 22 percent above the prior year. Applied Biosystems currently anticipates the acquisition will be slightly accretive on a non-GAAP basis in fiscal 2007, due to transition and integration costs, and accretive in fiscal 2008. On a GAAP basis, it is expected to be dilutive in fiscal 2006 and 2007 and possibly breakeven or accretive in fiscal 2008. The exact amount of dilution on a GAAP basis will only be known after Applied Biosystems completes an analysis of the allocation of the purchase price.

“This acquisition is an important component of Applied Biosystems’ strategy to drive growth by expanding our consumables product offering,” said Catherine M. Burzik, president of Applied Biosystems. “We are extremely pleased to announce this agreement and look forward to welcoming Ambion’s employees to Applied Biosystems. We expect Ambion to become a center of excellence within our consumables business.”

William V. Murray, president of the Molecular Biology Division of Applied Biosystems, said, “We see significant revenue, operational, and scientific synergies in combining Ambion with Applied Biosystems. Ambion’s products should enable Applied Biosystems to offer customers more complete workflow solutions. We believe Ambion’s strong brand recognition should help increase sales of both Applied Biosystems and Ambion consumable products via our global channels. Also important are Ambion’s RNA R&D expertise, consumables manufacturing capabilities, and culture of scientific innovation, all of which should complement our existing strengths.”

Matt Winkler, the founder and CEO of Ambion, said, “I am pleased that a highly reputable company like Applied Biosystems has acquired the research division of Ambion. It is gratifying to know that the people who helped me build Ambion into a great company will now be part of another great company. I anticipate that Ambion and the staff that drove its success will make equally significant contributions to Applied Biosystems.”

Ambion develops and supplies innovative consumable products for stabilizing, synthesizing, handling, isolating, storing, detecting and quantifying RNA (ribonucleic acid). Recent product introductions include cutting-edge microRNA and siRNA reagents used to study mechanisms of gene expression that could lead to advances in human healthcare. RNA is a single-stranded molecule that delivers the genetic message of DNA (deoxyribonucleic acid) from the nucleus of a cell to the cytoplasm where proteins are made. Ambion’s diagnostics and service businesses will become a separate standalone company.

Founded in 1989, Ambion’s research division has approximately 300 employees. Ambion’s research and development, manufacturing, and other operations will continue to be based in Austin, Texas, reporting into the Molecular Biology Division of Applied Biosystems.

Thomas Weisel Partners LLC acted as exclusive financial advisor to Applied Biosystems. JPMorgan acted as exclusive financial advisor to Ambion, Inc.

About Applera Corporation and Applied Biosystems
Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. The Celera Genomics Group (NYSE:CRA) is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Applied Biosystems Forward Looking Statements
Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “should,” “expect,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to (1) rapidly changing technology and dependence on the development and customer acceptance of new products; (2) sales are dependent on customers’ spending policies and government-sponsored research; (3) risks associated with integrating Ambion’s products, people, and systems; (4) failure to achieve revenue and cost synergies anticipated to result from the acquisition; and (5) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

©Copyright 2005. Applera Corporation. All rights reserved. Applied Biosystems and Celera are registered trademarks and Applera and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.